Exhibit 99.1

News Release

First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com
FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2012
SECOND QUARTER RESULTS

Improved Operating Earnings — Strong Loan Growth —
Reduced Noninterest Expense — Solid Capital

Operating Performance

•                  Net income applicable to common shares of $6.3 million, or $0.09 per share, compared to $0.11 per share for first quarter 2012.

•                  Pre-tax, pre-provision operating earnings of $32.0 million, up 11.9% from first quarter 2012.

•                  Net interest margin of 3.88%, unchanged from first quarter 2012.

•                  Noninterest expense of $61.2 million, down 2.3% from first quarter 2012.

•                  Total loans, excluding covered loans, of $5.3 billion, up $160.7 million, or 12.5%, annualized growth from March 31, 2012, led by $100.5 million in commercial and industrial loan growth.

Credit and Capital

•                  Non-performing loans of $206.7 million, or 3.90% of total loans, excluding covered loans, compared to 4.03% at March 31, 2012.

•                  OREO of $28.3 million, excluding covered OREO, decreased $7.0 million from March 31, 2012 largely due to sales totaling $13.4 million with proceeds at 94% of carrying value.

•                  Accruing restructured loans increased to $7.8 million, up $5.7 million from March 31, 2012.

•                  Allowance for credit losses stable at $118.7 million, or 2.24% of total loans, excluding covered loans, with loan loss provision of $22.5 million compared to $18.2 million for first quarter 2012.

•                  Tier 1 common capital to risk-weighted assets remained strong at 10.21% as of June 30, 2012.

ITASCA, IL, July 25, 2012 — Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for second quarter 2012. Net income for the quarter was $6.4 million, before adjustments for non-vested restricted shares, with net income applicable to common shares of $6.3 million, or $0.09 per share. This compares to net income applicable to common shares of $7.8 million, or $0.11 per share, for first quarter 2012 and $8.0 million, or $0.11 per share, for second quarter 2011.

Operating Performance

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net income	$6,365	$7,892	$10,653
Net income applicable to common shares	$6,289	$7,753	$7,971
Diluted earnings per common share	$0.09	$0.11	$0.11
Return on average common equity	2.59%	3.21%	3.39%
Return on average assets	0.32%	0.40%	0.52%
Net interest margin	3.88%	3.88%	4.10%
Efficiency ratio	60.56%	64.62%	60.49%
Loans, excluding covered loans, at period end	$5,298,026	$5,137,328	$5,112,911
Average transactional deposits (1)	$5,080,730	$4,823,339	$4,742,889

(1) Comprised of demand deposits and interest-bearing transactional accounts.

SUMMARY UPDATE

“The quarter reflected continued, solid improvement in our underlying business, offset, in part, by higher provision for loan losses,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Operating earnings improved significantly from last quarter, benefitting from broad-based sales momentum as well as controlled spending. Prior investments in our business platforms, combined with realignment of our resources, helped drive meaningful growth in both lending and fee-based revenues in addition to lower operating costs.”

Mr. Scudder continued, “Increases in both charge-offs and the provision for loan losses are indicative of our ongoing evaluation of our existing and potential problem loans and our remediation strategies consistent with our previously stated intention to make greater progress in reducing problem credits. Given the challenges these credits pose, we continue to evaluate all of our remediation strategies with a sharpened focus on the accelerated reduction of both existing and potential problem credits, thereby minimizing future credit costs over the longer term.”

Mr. Scudder concluded, “The strength of our capital and operating earnings leaves us well positioned to meet the needs of our clients as we pursue opportunities for growth, react to evolving regulatory expectations, and transition to improved credit performance.”

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2012	March 30, 2012	June 30, 2011
Income before income tax	$7,126	$9,048	$13,373
Provision for loan losses	22,458	18,210	18,763
Pre-tax, pre-provision earnings	29,584	27,258	32,136

Adjustments to Pre-Tax, Pre-Provision Earnings (1)
Net securities gains (losses)	151	(943)	1,531
Gain on early extinguishment of debt	—	256	—
Losses on sales and write-downs of other real estate owned (“OREO”)	(2,527)	(303)	(3,423)
Severance-related costs (2)	—	(315)	—
Total adjustments	(2,376)	(1,305)	(1,892)
Pre-tax, pre-provision operating earnings (1)	$31,960	$28,563	$34,028

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in assessing the Company’s operating performance. Although it is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

(2)	This item represents costs related to an organizational realignment that included the elimination of 38 positions in first quarter 2012.

Pre-tax, pre-provision operating earnings for second quarter 2012 increased $3.4 million from first quarter 2012 and decreased $2.1 million from second quarter 2011. The increase from first quarter 2012 resulted from an increase in net interest income and fee-based revenues and lower noninterest expense, excluding losses on sales and write-downs of OREO, primarily from lower salaries and employee benefits.

The decline in pre-tax, pre-provision operating earnings from second quarter 2011 is primarily attributed to a reduction in net interest income, reflecting the continued decline in covered interest-earning assets, lower yields earned on loans and investments, and the cost of additional senior debt, partially mitigated by the decline in rates paid on other interest-bearing liabilities.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2012			March 31, 2012			June 30, 2011
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments	$432,036	$258	0.24	$449,788	$275	0.25	$566,315	$341	0.24
Trading securities	16,090	26	0.65	14,585	36	0.99	16,255	23	0.57
Investment securities (1)	1,238,767	11,172	3.61	1,163,338	11,734	4.03	1,150,221	12,933	4.50
Federal Home Loan Bank and Federal Reserve Bank stock	46,750	354	3.03	52,531	330	2.51	59,745	340	2.28
Loans, excluding covered loans (1)	5,213,944	62,559	4.83	5,089,286	61,983	4.90	5,108,234	63,521	4.99
Covered interest-earning assets (2)	297,141	4,473	6.05	318,569	4,202	5.31	420,108	7,655	7.31
Total interest-earning assets (1)	7,244,728	78,842	4.37	7,088,097	78,560	4.45	7,320,878	84,813	4.64
Cash and due from banks	122,165			109,717			120,599
Allowance for loan losses	(122,723)			(123,667)			(148,092)
Other assets	869,572			883,044			877,710
Total assets	$8,113,742			$7,957,191			$8,171,095

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,282,876	913	0.11	$3,232,141	1,022	0.13	$3,277,451	1,590	0.19
Time deposits	1,548,410	3,765	0.98	1,621,926	4,491	1.11	1,813,164	5,379	1.19
Borrowed funds	195,934	490	1.01	203,548	515	1.02	262,525	687	1.05
Senior and subordinated debt	231,123	3,646	6.34	248,232	4,058	6.57	137,747	2,279	6.64
Total interest-bearing liabilities	5,258,343	8,814	0.67	5,305,847	10,086	0.76	5,490,887	9,935	0.73
Demand deposits	1,797,854			1,591,198			1,465,438
Total funding sources	7,056,197			6,897,045			6,956,325
Other liabilities	80,491			89,778			80,000
Stockholders’ equity - common	977,054			970,368			941,770
Stockholders’ equity - preferred	—			—			193,000
Total liabilities and stockholders’ equity	$8,113,742			$7,957,191			$8,171,095

Net interest income/margin (1)		$70,028	3.88		$68,474	3.88		$74,878	4.10

(1)

Revenue from tax-exempt securities and investments that receive tax credits is presented on a basis comparable to taxable securities and investments. Consequently, interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in assessing the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)	Covered interest-earning assets consist of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for second quarter 2012 increased $156.6 million, or 2.2%, from first quarter 2012 and declined $76.2 million, or 1.0%, compared to second quarter 2011. Loan growth across several categories, particularly commercial and industrial (“C&I”), resulted in higher average loans, excluding covered loans, and drove the rise in interest-earning assets from first quarter 2012. The decrease from second quarter 2011 was due primarily to the continuing decline in covered interest-earning assets.

Average funding sources for second quarter 2012 were $159.2 million higher than first quarter 2012 and up $99.9 million from second quarter 2011. For second quarter 2012 compared to both prior periods, growth in demand deposits offset the decline in interest-bearing liabilities, which resulted in a more favorable product mix. In addition, the increase from first quarter 2012 also reflected seasonal growth in public fund balances.

The growth in average senior and subordinated debt for second quarter 2012 compared to second quarter 2011 is attributed to the issuance of $115.0 million in senior debt during the fourth quarter of 2011. Interest paid on the senior debt reduced net interest margin by 10 basis points for first and second quarter 2012.

Tax-equivalent net interest margin for second quarter 2012 was stable at 3.88% compared to first quarter 2012 and 22 basis points lower than second quarter 2011. The decrease from second quarter 2011 primarily reflects the impact of lower yields earned on investment securities and loans, resulting from a decline in market interest rates, and the cost of additional senior debt, partially offset by lower rates paid for other interest-bearing deposits.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The increase in the yield on covered interest-earning assets from first quarter 2012 was driven by adjustments for revised estimates of future cash flows. The yield decreased from second quarter 2011 due to adjustments in the prior period related to actual cash realized in excess of estimates upon final settlement of certain covered loans that were not experienced in the current quarter.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2012 Percent Change From
	June 30, 2012	March 31, 2012	June 30, 2011	March 31, 2012	June 30, 2011
Service charges on deposit accounts	$8,848	$8,660	$9,563	2.2	(7.5)
Wealth management fees	5,394	5,392	5,237	0.0	3.0
Other service charges, commissions, and fees	4,097	3,520	4,243	16.4	(3.4)
Card-based fees	5,312	5,020	5,162	5.8	2.9
Total fee-based revenues	23,651	22,592	24,205	4.7	(2.3)
Bank-owned life insurance (“BOLI”) income	404	248	259	62.9	56.0
Other income	406	1,135	501	(64.2)	(19.0)
Total operating revenues	24,461	23,975	24,965	2.0	(2.0)
Net trading (losses) gains (1)	(575)	1,401	(2)	N/M	N/M
Net securities gains (losses)	151	(943)	1,531	N/M	N/M
Gain on early extinguishment of debt	—	256	—	N/M	N/M
Total noninterest income	$24,037	$24,689	$26,494	(2.6)	(9.3)

N/M — Not meaningful.

(1)

Net trading (losses) gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Fee-based revenues for second quarter 2012 grew 4.7% compared to first quarter 2012 and declined 2.3% compared to second quarter 2011. The increase in fee-based revenues from first quarter 2012 to second quarter 2012 was due to higher service charges on business accounts (included in service charges on deposit accounts) resulting from price increases and successful cross-selling initiatives. In addition, increased transaction volumes contributed to a rise in merchant fees (included in other service charges, commissions, and fees) and card-based fees.

The variance in fee-based revenues from second quarter 2011 to second quarter 2012 resulted from lower non-sufficient funds (“NSF”) fees (included in service charges on deposit accounts) and was mitigated by increases in service charges on business accounts as discussed above and higher card-based fees from growth in the number of outstanding cards.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2012 Percent Change From
	June 30, 2012	March 31, 2012	June 30, 2011	March 31, 2012	June 30, 2011

Salaries and wages	$24,446	$25,699	$25,436	(4.9)	(3.9)
Nonqualified plan expense (1)	(594)	1,558	57	(138.1)	N/M
Retirement and other employee benefits	5,714	6,793	6,061	(15.9)	(5.7)
Total compensation expense	29,566	34,050	31,554	(13.2)	(6.3)

Write-downs of OREO	1,824	690	1,523	164.3	19.8
Net losses (gains) on sales of OREO	703	(387)	1,900	(281.7)	(63.0)
Net OREO operating expense	1,597	1,561	1,800	2.3	(11.3)
Total OREO expense	4,124	1,864	5,223	121.2	(21.0)

Loan remediation costs	3,594	2,788	2,878	28.9	24.9
Other professional services	3,311	2,841	2,762	16.5	19.9
Total professional services	6,905	5,629	5,640	22.7	22.4

Net occupancy and equipment expense	7,513	8,331	8,012	(9.8)	(6.2)
Technology and related costs	2,851	2,858	2,697	(0.2)	5.7
FDIC premiums	1,659	1,719	1,708	(3.5)	(2.9)
Advertising and promotions	1,032	870	1,378	18.6	(25.1)
Other expenses	7,507	7,292	9,507	2.9	(21.0)
Total noninterest expense	$61,157	$62,613	$65,719	(2.3)	(6.9)

N/M — Not meaningful.

(1)	Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements.

Total noninterest expense for second quarter 2012 declined 2.3% compared to first quarter 2012 and 6.9% compared to second quarter 2011.

Second quarter 2012 salaries and wages decreased by $1.3 million from first quarter 2012 and $1.0 million from second quarter 2011 due to the organizational realignment in fourth quarter 2011, resulting in the reduction of approximately 100 positions, and higher levels of deferred salaries from new loan growth, partially offset by annual merit increases. The decline in retirement and other employee benefits compared to first quarter 2012 and second quarter 2011 was impacted by the timing of certain benefit accruals.

The increase in OREO expenses from first quarter 2012 resulted from greater asset sales and write-downs related to the reappraisal of property values and alignment of underlying collateral values with remediation strategies.

Loan remediation costs were elevated in second quarter 2012 compared to both prior periods presented due to an increase in legal fees incurred to remediate problem credits and higher real estate taxes paid by the Company to preserve its rights to collateral associated with problems loans.

Compared to first quarter 2012, net occupancy expense decreased in the current period as a result of normal seasonal declines in certain maintenance and utilities costs. In addition, a decrease in real estate taxes contributed to lower net occupancy expense in second quarter 2012 compared to both prior periods presented.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			June 30, 2012 Percent Change From
	June 30, 2012	March 31, 2012	June 30, 2011	March 31, 2012	June 30, 2011
Corporate:
Commercial and industrial	$1,597,427	$1,496,966	$1,518,772	6.7	5.2
Agricultural	272,742	237,686	237,518	14.7	14.8
Commercial real estate:
Office	495,901	480,288	415,654	3.3	19.3
Retail	375,078	371,258	324,977	1.0	15.4
Industrial	520,150	515,353	488,469	0.9	6.5
Multi-family	308,250	301,356	336,138	2.3	(8.3)
Residential construction	88,908	99,768	129,327	(10.9)	(31.3)
Commercial construction	147,626	142,307	146,679	3.7	0.6
Other commercial real estate (1)	817,071	829,005	852,966	(1.4)	(4.2)
Total commercial real estate	2,752,984	2,739,335	2,694,210	0.5	2.2
Total corporate loans	4,623,153	4,473,987	4,450,500	3.3	3.9
Consumer:
Home equity loans	398,428	406,367	429,923	(2.0)	(7.3)
1-4 family mortgages	237,341	217,729	185,002	9.0	28.3
Installment loans	39,104	39,245	47,486	(0.4)	(17.7)
Total consumer loans	674,873	663,341	662,411	1.7	1.9
Total loans, excluding covered loans	5,298,026	5,137,328	5,112,911	3.1	3.6
Covered loans	230,047	251,376	314,942	(8.5)	(27.0)
Total loans	$5,528,073	$5,388,704	$5,427,853	2.6	1.8

(1)	Approximately $50 million of loans as of June 30, 2011 were reclassified into other categories as of June 30, 2012, primarily office and retail commercial real estate.

Total loans, excluding covered loans, of $5.3 billion grew by $160.7 million from March 31, 2012 and $185.1 million from June 30, 2011, reflecting the impact of broader product offerings and expanded sales distribution within our markets. The Company experienced growth of 6.7% in C&I loans and 14.7% in agricultural lending from March 31, 2012. Continued efforts to reduce lending exposure to less favorable real estate categories contributed to the decline in the residential construction portfolio.

In addition to C&I loans and agricultural lending, the increase from June 30, 2011 to June 30, 2012 also benefitted from growth in the office, retail and industrial portfolio, and 1-4 family mortgages.

Asset Quality, Excluding Covered Loans and Covered OREO (1)

(Dollar amounts in thousands)

	As Of			June 30, 2012 Percent Change From
	June 30, 2012	March 31, 2012	June 30, 2011	March 31, 2012	June 30, 2011
Non-accrual loans	$198,508	$199,545	$177,495	(0.5)	11.8
90 days or more past due loans	8,192	7,674	6,502	6.8	26.0
Total non-performing loans	206,700	207,219	183,997	(0.3)	12.3
Troubled debt restructurings (still accruing interest) (“TDRs”)	7,811	2,076	14,529	276.3	(46.2)
OREO	28,309	35,276	24,407	(19.7)	16.0
Total non-performing assets	$242,820	$244,571	$222,933	(0.7)	8.9
30-89 days past due loans	$23,597	$21,241	$30,424	11.1	(22.4)
Allowance for credit losses	$118,682	$118,764	$139,831	(0.1)	(15.1)

Non-accrual loans to total loans	3.75%	3.88%	3.47%
Non-performing loans to total loans	3.90%	4.03%	3.60%
Non-performing assets to loans plus OREO	4.56%	4.73%	4.34%
Allowance for credit losses to loans	2.24%	2.31%	2.73%
Allowance for credit losses to non-accrual loans	60%	60%	79%

(1)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

Non-performing assets, excluding covered loans and covered OREO, were $242.8 million at June 30, 2012, a reduction of $1.8 million from March 31, 2012. While non-accrual loans remained relatively consistent with the prior quarter, the mix of non-performing assets improved as TDRs increased $5.7 million.

During the quarter, management restructured $7.0 million of loans at market rates and terms incurring a loss of approximately $800,000. Management expects to reclassify these loans from restructured to performing in the first quarter of 2013, assuming continued performance. Also, during second quarter 2012, the Company sold $13.4 million of OREO with proceeds of approximately 94% of carrying value and recorded additional write-downs of $1.7 million related to updated appraisals and changes in strategies intended to accelerate disposition.

The Company increased the provision for loan losses from first quarter 2012 by $4.2 million, which maintained the allowance for credit losses at $118.7 million and supports management’s ongoing assessment of credit quality.

Charge-off Data

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2012	% of Total	March 31, 2012	% of Total	June 30, 2011	% of Total
Net loan charge-offs (1):
Commercial and industrial	$5,871	27.8	$7,524	35.6	$5,585	28.2
Agricultural	18	0.1	(50)	(0.2)	799	4.0
Office, retail, and industrial	2,264	10.7	2,665	12.6	609	3.1
Multi-family	312	1.5	9	—	6,652	33.6
Residential construction	3,598	17.1	463	2.2	899	4.5
Commercial construction	2,616	12.4	170	0.8	133	0.7
Other commercial real estate	2,934	18.6	8,177	38.7	2,107	10.6
Consumer	2,493	11.8	2,176	10.3	3,043	15.3
Total net loan charge-offs, excluding covered loans	20,106	100.0	21,134	100.0	19,827	100.0
Net covered loan charge-offs (1)	2,434		274		4,108
Total net loan charge-offs	$22,540		$21,408		$23,935
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	1.55%		1.67%		1.56%
Year-to-date	1.61%		1.67%		1.52%

(1)	Amounts represent charge-offs, net of recoveries.

Approximately one-third of the charge-offs, excluding covered charge-offs, for the quarter was comprised of three construction credits and reflects the alignment of underlying collateral values with current appraisals and planned remediation strategies.

Management periodically revises its estimates of future cash flows from covered loans. Increases in cash flows are recognized prospectively in interest income. The present value of any decreases in expected cash flows, net of reimbursement from the FDIC, is recorded in the current period through a charge-off in the allowance for loan losses.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	June 30, 2012	December 31, 2011	Regulatory Minimum For “Well- Capitalized”		Excess Over Required Minimums at June 30, 2012
Regulatory capital ratios:
Total capital to risk-weighted assets	13.26%	13.68%	10.00%		33%		$208,744
Tier 1 capital to risk-weighted assets	11.21%	11.61%	6.00%		87%		$333,978
Tier 1 leverage to average assets	9.24%	9.28%	5.00%		85%		$329,882
Tier 1 common capital to risk-weighted assets (1)	10.21%	10.26%	N/A	(2)	N/A	(2)	N/A	(2)

Tangible common equity ratios (3):
Tangible common equity to tangible assets	8.91%	8.83%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.06%	9.00%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity to risk-weighted assets	10.87%	10.88%	N/A	(2)	N/A	(2)	N/A	(2)

(1)	Excludes the impact of trust-preferred securities.
(2)	Ratio is not subject to formal Federal Reserve regulatory guidance.
(3)

Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets, net of related deferred tax liabilities. Return on TCE measures the Company’s earnings as a percentage of TCE. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s regulatory ratios as of June 30, 2012 exceeded all regulatory mandated ratios for characterization as “well-capitalized.”

In first quarter 2012, the Company repurchased and retired approximately $21 million out of a total of $84.7 million in 6.95% trust preferred junior subordinated debentures (“TRUPs”) at a discount of 2.25%. This transaction resulted in the recognition of a pre-tax gain of $256,000. Although the TRUPs were included as a component of Tier 1 capital, the Company elected to retire them given the low interest rate environment.

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recognized by the Chicago Tribune for the second straight year as one of the top 20 best places to work in Chicago among large employers. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, July 25, 2012 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10015755 beginning one hour after completion of the live call until 9:00 A.M. (ET) on August 2, 2012. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Assets
Cash and due from banks	$110,924	$105,722	$123,354	$110,159
Interest-bearing deposits in other banks	367,238	380,651	518,176	601,310
Trading securities, at fair value	15,314	16,031	14,469	16,230
Securities available-for-sale, at fair value	1,174,931	1,183,975	1,013,006	1,009,873
Securities held-to-maturity, at amortized cost	60,933	56,319	60,458	76,142
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	46,750	46,750	58,187	58,187
Loans, excluding covered loans	5,298,026	5,137,328	5,088,113	5,112,911
Covered loans	230,047	251,376	260,502	314,942
Allowance for loan losses	(116,182)	(116,264)	(119,462)	(137,331)

Net loans	5,411,891	5,272,440	5,229,153	5,290,522
OREO, excluding covered OREO	28,309	35,276	33,975	24,407
Covered OREO	9,136	16,990	23,455	14,583
FDIC indemnification asset	58,302	58,488	65,609	95,752
Premises, furniture, and equipment	133,638	132,865	134,977	131,952
Investment in bank-owned life insurance	206,572	206,304	206,235	198,149
Goodwill and other intangible assets	281,981	282,815	283,650	284,120
Accrued interest receivable and other assets	193,436	193,376	208,890	218,005

Total assets	$8,099,355	$7,988,002	$7,973,594	$8,129,391

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$5,121,261	$4,897,093	$4,820,058	$4,731,329
Time deposits	1,506,482	1,589,270	1,659,117	1,764,220

Total deposits	6,627,743	6,486,363	6,479,175	6,495,549
Borrowed funds	189,524	202,155	205,371	272,024
Senior and subordinated debt	231,138	231,106	252,153	137,748
Accrued interest payable and other liabilities	72,398	95,677	74,308	82,828

Total liabilities	7,120,803	7,015,301	7,011,007	6,988,149
Preferred stock	—	—	—	191,220
Common stock	858	858	858	858
Additional paid-in capital	414,665	413,742	428,001	424,877
Retained earnings	823,250	817,630	810,487	801,723
Accumulated other comprehensive loss, net of tax	(11,867)	(10,919)	(13,276)	(15,339)
Treasury stock, at cost	(248,354)	(248,610)	(263,483)	(262,097)

Total stockholders’ equity	978,552	972,701	962,587	1,141,242

Total liabilities and stockholders’ equity	$8,099,355	$7,988,002	$7,973,594	$8,129,391

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Interest Income
Loans	$61,993	$61,491	$63,089
Investment securities	8,414	8,934	9,848
Covered loans	4,473	4,202	7,655
Federal funds sold and other short-term investments	638	641	704
Total interest income	75,518	75,268	81,296
Interest Expense
Deposits	4,678	5,513	6,969
Borrowed funds	490	515	687
Senior and subordinated debt	3,646	4,058	2,279
Total interest expense	8,814	10,086	9,935
Net interest income	66,704	65,182	71,361
Provision for loan losses	22,458	18,210	18,763
Net interest income after provision for loan losses	44,246	46,972	52,598
Noninterest Income
Service charges on deposit accounts	8,848	8,660	9,563
Wealth management fees	5,394	5,392	5,237
Other service charges, commissions, and fees	4,097	3,520	4,243
Card-based fees	5,312	5,020	5,162
Total fee-based revenues	23,651	22,592	24,205
Net securities gains (losses)	151	(943)	1,531
Net trading (losses) gains	(575)	1,401	(2)
Other	810	1,639	760
Total noninterest income	24,037	24,689	26,494
Noninterest Expense
Salaries and employee benefits	29,566	34,050	31,554
OREO expense, net	4,124	1,864	5,223
Net occupancy and equipment expense	7,513	8,331	8,012
Technology and related costs	2,851	2,858	2,697
Professional services	6,905	5,629	5,640
FDIC premiums	1,659	1,719	1,708
Other	8,539	8,162	10,885
Total noninterest expense	61,157	62,613	65,719
Income before income tax expense	7,126	9,048	13,373
Income tax expense	761	1,156	2,720
Net income	6,365	7,892	10,653
Preferred dividends	—	—	(2,582)
Net income applicable to non-vested restricted shares	(76)	(139)	(100)
Net income applicable to common shares	$6,289	$7,753	$7,971
Diluted earnings per common share	$0.09	$0.11	$0.11
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,659	73,505	73,259